Exhibit 99.1

For Immediate Release	Investor Relations Contact:
August 3, 2006	Paul S. Lalljie
(571) 434-5548
paul.lalljie@NeuStar.biz

Media Contact:
Elizabeth Penniman
(571) 434-3481
elizabeth.penniman@NeuStar.biz
NeuStar, Inc. Reports Results for Second Quarter 2006
Increases Full Year 2006 Guidance
     STERLING, VA, August 3, 2006— NeuStar, Inc. (NYSE: NSR), a provider of essential clearinghouse services to the communications industry, today announced results for its second quarter ended June 30, 2006 and raised its guidance for full year 2006.
Summary of Second Quarter Results
Revenue for the second quarter of 2006, net of $2.1 million in contractual volume-based credits, totaled $82.3 million, compared to $62.3 million in the second quarter of 2005; there were no volume credits in the second quarter of 2005. The acquisition of UltraDNS Corporation in April 2006 contributed revenue in the amount of $3.9 million for the second quarter of 2006.
Net income for the second quarter of 2006 totaled $20.0 million, or $0.26 per diluted share, compared to $13.9 million, or $0.18 per diluted share, in the second quarter of 2005. Diluted per-share calculations are based on diluted weighted average common shares outstanding of 78.2 million for the second quarter of 2006 compared to 78.0 million for the second quarter of 2005. The second quarter of 2006 results included $3.0 million of pre-tax, non-cash, stock-based compensation expense recognized in accordance with FASB Statement No. 123(R).
Discussion of Second Quarter Results
NeuStar’s year-over-year quarterly revenue growth of 32% was driven primarily by 38% growth in transactions on contracts to provide telephone number portability services in the United States, which totaled 58.6 million transactions for the second quarter of 2006 compared to 42.6 million transactions for the second quarter of 2005. In prior guidance provided on May 5, 2006, year-over-year transaction growth for the second quarter of 2006 was projected to grow in excess of 29%.
•	Addressing revenue increased 24% to $23.4 million primarily due to the expanded range of DNS services offered by NeuStar as a result of the acquisition of UltraDNS and continued growth in new communications services, such as Common Short Codes. Specifically, six-digit Common Short Codes became operational this quarter, thus expanding the inventory of codes.

•	Interoperability revenue decreased 2% to $13.2 million primarily due to a higher level of transactions driven by industry consolidation activity in 2005.

•	Infrastructure and other revenue increased 52% to $45.6 million primarily due to increased demand for NeuStar’s network management services in support of activities such as service disconnects, changes to the features and functions provided by service providers, as well as to the vendors that supply those features and functions and the implementation of new technologies.
Total operating expense for the second quarter of 2006 rose 26% to $49.5 million from $39.3 million in the comparable quarter of 2005 primarily due to higher costs related to supporting ongoing revenue growth and business expansion initiatives, royalties paid on Common Short Codes, and expenses related to operations as a public company. In addition, second quarter 2006 results included $3.0 million of pre-tax, non-cash, stock-based compensation expense recognized in accordance with FASB Statement No. 123(R). Total headcount at June 30, 2006 increased to 614 from 483 at June 30, 2005 primarily due to the acquisition of UltraDNS.
At June 30, 2006, the company had $99.7 million in cash, cash equivalents and short-term investments, a decrease of $13.7 million compared to March 31, 2006. In the second quarter, NeuStar acquired UltraDNS for $61.8 million in cash excluding estimated transaction costs of approximately $0.8 million.
Increased Guidance for Full Year 2006 Revenue and Profitability and Third Quarter Transactions
On the strength of its recent results and the impact of the UltraDNS acquisition, NeuStar expects revenue and profitability growth trends to continue in the second half of 2006, and provides the following guidance:
•	Full year revenue is expected to range between $321 million and $326 million, representing growth in excess of 32% over 2005. Prior revenue guidance provided on May 5, 2006 was between $318 million and $324 million. This increase in revenue guidance is attributed to a projected increase of 7 million transactions under our contracts to provide telephone number portability services, offset by a decrease in projected revenue from our order management services contracts.

Guidance for the full year 2006 includes the effect of an aggregate $7.5 million in annual volume-based credits that are earned on all transactions in excess of the predetermined 100 million annual transaction volume threshold under NeuStar’s contracts to provide telephone number portability services in the United States. Based on the strong growth in transaction volume in both the first and second quarters of 2006, the 100 million transaction volume threshold was surpassed in June, which resulted in the issuance of $2.1 million of volume credits for the second quarter of 2006. During the third quarter of 2006, the company anticipates that it will issue the remaining $5.4 million of these volume-based credits. In 2005, the 100 million transaction threshold was reached in August, resulting in credits being issued in the third and fourth quarters.

•	Full year net income is expected to range between $70 million and $72 million, or $0.90 and $0.92 per diluted share. Per share calculations are based on an estimated 78.2 million diluted weighted average shares outstanding. Prior net income guidance provided on May 5, 2006 was between $67 million and $71 million.

The company’s guidance includes an estimated $12.5 million in pre-tax, non-cash, stock-based compensation expense recorded in accordance with FASB Statement No. 123(R).

•	Transactions under the company’s contracts to provide telephone number portability services in the United States are projected to grow:
•	in excess of 35% for the full year 2006 from the 2005 total of 171.6 million transactions, and

•	in excess of 33% in the third quarter 2006 versus the third quarter 2005 total of 43.8 million transactions.
Management Commentary
“Our strong performance this quarter is attributable to our ability to continually deliver reliable services that enable our customers to respond to the challenges resulting from changes in the industry,” said Jeff Ganek, NeuStar’s Chairman and Chief Executive Officer. Ganek continued, “Of note during the second quarter were the fine results put forth by our newly-acquired UltraDNS business, which announced several new high-

profile customer wins this quarter, and the operationalizing of six-digit Common Short Codes, which is just another example of our ability to strengthen our future revenue potential by expanding our customers’ services base.”
Jeff Babka, NeuStar’s Chief Financial Officer added, “From both an operational and financial perspective, our results through June put us right on target with where we hoped we would be at this time, and we are pleased to be ahead of the guidance levels we provided earlier this year. We enter the second half of the year confident in our team’s ability to execute on our operational game plan across the business and achieve the higher financial projections we are providing today.”
Conference Call
As announced on July 19, 2006, NeuStar, Inc. will conduct an investor conference call to discuss the company’s results today at 8:00 a.m. (Eastern). Investors may access the conference call over the Internet via the Investor Relations tab of the company’s website (www.NeuStar.biz), or via telephone by dialing 800-289-0572 (international callers dial +1 913-981-5543) a few minutes prior to register. Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the call will be available through Friday, August 11, 2006 (Midnight Eastern Time) by dialing 888-203-1112 (international callers dial +1 719-457-0820) and entering replay PIN 2400645, or by going to the Investor Relations tab of the company’s website (www.NeuStar.biz).
NeuStar, Inc. will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.
About NeuStar, Inc.
NeuStar (NYSE: NSR) is a provider of essential clearinghouse services to the North American communications industry and Internet service providers around the world. Visit NeuStar online at www.NeuStar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about our expectations, beliefs and business results in the future. We have attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe our business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. We cannot assure you that our expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to our clearinghouse operations, modifications to our material contracts, increasing competition, market acceptance of our existing services, our ability to successfully develop and market new services, the uncertainty of whether new services will achieve market acceptance or result in any revenue, and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. All forward-looking statements are based on information available to us on the date of this press release, and we undertake no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2006	2005	2006

		(unaudited)
Revenue:
Addressing	$18,854	$23,448	$38,575	$46,862
Interoperability	13,490	13,244	26,577	27,361
Infrastructure and other	29,952	45,571	54,936	84,203

Total revenue	62,296	82,263	120,088	158,426

Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	15,767	19,956	29,030	40,831
Sales and marketing	7,571	11,426	14,589	20,569
Research and development	2,878	4,016	5,448	8,157
General and administrative	8,829	8,304	16,419	15,585
Depreciation and amortization	3,935	5,833	7,517	10,281
Restructuring (recoveries)	300	—	(406)	—

	39,280	49,535	72,597	95,423

Income from operations	23,016	32,728	47,491	63,003
Other (expense) income:
Interest expense	(586)	(340)	(1,212)	(687)
Interest income	722	732	1,197	1,401

Income before minority interest and income taxes	23,152	33,120	47,476	63,717
Minority interest	—	—	—	(95)

Income before income taxes	23,152	33,120	47,476	63,622
Provision for income taxes	9,269	13,168	18,962	25,385

Net income	13,883	19,952	28,514	38,237
Dividends on and accretion of preferred stock	(2,170)	—	(4,313)	—

Net income attributable to common stockholders	$11,713	$19,952	$24,201	$38,237

Net income attributable to common stockholders per common share:
Basic	$1.45	$0.28	$3.43	$0.54

Diluted	$0.18	$0.26	$0.37	$0.49

Weighted average common shares outstanding:
Basic	8,097	72,135	7,055	71,242

Diluted	78,039	78,200	76,502	77,934

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	June 30,
	2005	2006
		(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$103,475	$99,730
Restricted cash	374	383
Accounts receivable, net and unbilled receivables	37,376	44,935
Prepaid expenses and other current assets	13,947	15,376
Income taxes receivable	14,595	25,985
Deferred tax asset	12,216	11,601

Total current assets	181,983	198,010

Property and equipment, net	39,627	38,630
Goodwill and intangible assets, net	54,150	111,140
Other non-current assets	6,011	9,084
Deferred tax asset, long-term	—	8,946

Total assets	$281,771	$365,810

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$40,999	$32,201
Deferred revenue	20,006	23,711
Notes payable and capital lease obligations	6,772	5,857
Accrued restructuring reserve	536	344

Total current liabilities	68,313	62,113

Deferred revenue, long-term	18,463	18,829
Notes payable and capital lease obligations, long-term	4,459	1,653
Accrued restructuring reserve, long-term	2,572	2,391
Deferred tax liability	1,197	—
Other liabilities, long-term	500	500

Total liabilities	95,504	85,486

Minority interest	104	—
Commitments and contingencies	—	—

Total stockholders’ equity	186,163	280,324

Total liabilities and stockholders’ equity	$281,771	$365,810

# # #